                                                              EXHIBIT (1)







                           UNDERWRITING AGREEMENT


Bankers Trust New York Corporation,
  280 Park Avenue,
    New York, New York 10017.

Dear Sirs:

            We, as Underwriters (the "Underwriters"), understand that Bankers Trust New York Corporation, a New York corporation (the "Corporation"), proposes to issue and sell 80,000 shares of its Adjustable Rate Cumulative Preferred Stock, Series Q ($2,500 Liquidation Preference) (the "Offered Shares") to us, to be deposited against delivery of depositary receipts (the "Depositary Receipts"), evidencing depositary shares (the "Depositary Shares", and with the Offered Shares, the "Securities"), to be issued by Harris Trust Company of New York, as depositary (the "Depositary") pursuant to a deposit agreement, dated as of March 28, 1994, among the Corporation, the Depositary and the holders from time to time of the Depositary Receipts. The terms of the Securities are set forth in the Registration Statement and Basic Prospectus referred to in the provisions incorporated herein by reference, as supplemented by a Prospectus Supplement dated March 21, 1994.

            All the provisions contained in the document entitled Bankers Trust New York Corporation Series Preferred Stock Underwriting Agreement Standard Provisions (September 1993), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; provided, however, that such provisions shall be supplemented and, to the extent inconsistent with the following provision, superseded, by the following provision:

                  (i) This Agreement shall be subject to termination in the Underwriter's absolute discretion, by notice given to the Corporation prior to delivery of and payment for the Securities if, prior to such time, any of the following events occurs: (a) trading in securities generally on the New York Stock Exchange, or on any other stock exchange or automated quotation system on which the Securities are or are to be listed or to which the Securities shall have been or are to be admitted for quotation, shall have been suspended or materially limited, (b) trading in securities of the Corporation specifically on the New York Stock Exchange or the American Stock Exchange shall have been suspended or materially limited and such suspension or material limitation is in effect or exists on the

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      Closing Date, or (c) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (d) there shall have occurred any outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war the effect of which on the financial markets of the United States is such as to make it, in the reasonable judgment of the Underwriters, impracticable to market the Securities on the terms and in the manner described in the Prospectus.

            Subject to the terms and conditions set forth herein or incorporated by reference herein, the Corporation hereby agrees to sell and we hereby agree, severally and not jointly, to purchase the number of Depositary Shares set forth opposite our respective names in Schedule I hereto at a purchase price of $24.2125 per Depositary Share, plus accrued dividends, if any, from March 28, 1994; provided, however, that in the case of Depositary Shares sold to certain institutional investors, the purchase price shall be $24.50 per Depositary Share, plus accrued dividends, if any, from March 28, 1994 to the date of payment and delivery.

            We will pay for such Securities upon delivery thereof at the offices of the Corporation, 130 Liberty Street, New York, New York, at 10:00 A.M. (New York City time), on March 28, 1994 or at such other time, not later than April 4, 1994, as shall be designated by us, such time being referred to herein as the "Closing Date".

            The certificate representing the Offered Shares will be delivered by us to, and deposited with, the Depositary against delivery of Depositary Receipts representing Depositary Shares. Such Depositary Receipts shall be issued in such denominations and registered in such names as we shall request and shall be made available for checking and packaging at the above office of the Corporation at least 24 hours prior to the Closing Date.

            Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the

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space set forth below and by returning the signed copy to us.

                              Very truly yours,

                              LEHMAN BROTHERS INC.

                              SMITH BARNEY SHEARSON INC.

                              By:   LEHMAN BROTHERS INC.



                              By: BRADLEY H. JACK
                                 Name:  Bradley H. Jack
                                 Title:  Managing Director

Accepted:

BANKERS TRUST NEW YORK CORPORATION


By: DUNCAN P. HENNES
   Name:  Duncan P. Hennes
   Title:  Senior Vice President

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                                                                 Schedule I


                                                                            Number of
 Name of Underwriter                                                      Offered Shares

 Lehman Brothers Inc.  . . . . . . . . . . . . . . . . .                    5,080,000

 Smith Barney Shearson Inc.  . . . . . . . . . . . . . .                    2,920,000

          Total  . . . . . . . . . . . . . . . . . . . .                    8,000,000